Exhibit 14.0

CONFLICT OF INTEREST POLICY

AND

CODE OF CONDUCT

First Charter, MHC, Charter Financial Corporation and CharterBank (hereafter “Charter”, “Association”, or “Company”) employees must at all times observe the highest standards of business ethics and conduct their personal business affairs in such a manner as to avoid any possible conflict of interest with their duties and responsibilities as members of the Charter organization.

This policy statement relates to Association policy concerning investments in and personal dealings with individuals and business organizations doing business or seeking to do business with Charter or any of its subsidiaries, proper accounting of funds and assets of the Association, confidences, providing and acceptance of gifts or other benefits, political activities of the Association and the relationship of the Association with Association regulators. Individuals and organizations doing business with Charter include not only regular Association customers but also those who furnish supplies, such as furniture, machinery and business equipment, and those who furnish facilities and services, such as lessors of real estate, insurance companies and agents, real estate and business brokers, advertising agencies and media representatives, printers, security dealers and brokers, architects, attorneys, accountants, engineers, contractors and consultants.

The following requirements must be complied with by all officers and employees of Charter.

PERSONAL FINANCES AND BUSINESS DEALINGS

1.	Officers and employees are expected to maintain their personal financial affairs in a manner which will favorably reflect on the reputation of the Association.

2.	Under no circumstances should personal and Company funds be co-mingled in any account, fund or other such vehicle for any purpose whatsoever.

3.	Officers and employees shall not invest directly or indirectly in the stock or business of a customer, supplier or lender unless such investment has been approved by the Board of Directors. Provided the employee is not a loan officer for the account or subject to more stringent restrictions applicable to a specific position or department, investment in 1% or less of the issued and outstanding shares of a publicly-held corporation is allowable without prior approval.

4.	No officer or employee shall borrow from any customer of the Association (except for normal credit purchases) unless the customer is a recognized lending institution, nor should any officer or employee co-sign, endorse or likewise assume liability in connection with the borrowings of any customer (except members of their immediate family).

5.	No officer or employee should take for himself an opportunity which belongs to the Association. Whenever the Company has been seeking a particular business opportunity, or the opportunity has been offered to it, or the Bank’s funds, facilities or personnel have been used in developing the opportunity, the opportunity should rightfully be that of Charter.

6.	Officers and employees and their immediate families, whether acting individually or in a fiduciary capacity, are not permitted to sell assets to or purchase assets from the Association unless such assets are being offered at public sale or public auction, or the purchase or sale has been approved by the Board of Directors of the Company.

7.	No officer or employee should personally hold a financial interest in, or receive any personal benefit from, any business venture which is in competition with the Association. “Financial interest” for this purpose means any position as owner, proprietor, manager, partner (active or silent), major stockholder, or beneficiary of any such business.

8.	No officer or employee should have any personal business dealings with the Company or its subsidiaries except as a customer for financial services. Real estate should not be purchased, traded or dealt with an employee in anticipation of such property being sold or leased to the Company or to a subsidiary of the Company or of its value being enhanced by the sale or lease to the Bank of real estate in the immediate vicinity. Real estate arrangements in place prior to the adoption of this policy in 1995 are considered to be grandfathered in.

BUSINESS AND FAMILY RELATIONSHIPS

9.	An officer or employee of the Institution who individually holds, or holds through members of his/her immediate family, a financial or management interest in a corporation, trust or business unrelated to the Association should not in his/her capacity as an employee or officer, vote to approve or disapprove or exercise any discretionary authority whatsoever with respect to any loan purchase, sale, lease or other transaction or course of dealing between the business and Charter.

10.	When acting for the Association, an officer or employee shall not vote to approve or disapprove or exercise any discretionary authority whatsoever with respect to any loan, purchase, sale, lease, accounting or other transaction between his/her immediate family and the Association.

CONFIDENCES

11.	Confidential information with respect to the business of the Company or the customers and suppliers of the Company obtained by employees of the Company is considered privileged and is to be held in strictest confidence. It is to be used solely for corporate purposes and not for the purpose of personal gain. Confidential information should not be transmitted to persons outside the Company, including family or associates, or even to other employees of the Company who have no need for the information in discharging their duties.

12.	Confidential information concerning customers may in some instances be considered “inside information,” which, if used or disclosed, could subject the employee, the Company and a person outside the Company to whom the information is communicated to liability under Federal or State Securities laws. Anyone in possession of material inside information must refrain from trading or recommending the purchase or sale of the securities concerned until the information is properly disclosed to the investing public.

USE OF CHARTER NAME

13.	No officer or employee should, unless authorized, through activities, statements or otherwise, represent or imply Association sponsorship or approval of any political, social, religious or business activity or cause.

PROVIDING AND ACCEPTANCE OF GIFTS OR OTHER BENEFITS

14.	No individual representing the Company should provide directly or indirectly any gift or service of more than reasonable and customary value to any individual, company or government unit in consideration for doing business with the Company or a customer or supplier or equipment or services. However, this is not intended to prohibit normal business entertainment of customers and suppliers which is a generally accepted business practice. Premiums such as those offered for opening new accounts may be provided in conjunction with new business campaigns, and promotional materials of reasonable and customary value may occasionally be given to customers or others.

15.	No individual representing the Company should accept any gift or service of more than reasonable and customary value from an actual or potential customer or supplier. While normal business entertainment is appropriate, in no instance should any gift or offer of entertainment be accepted if acceptance could jeopardize public confidence in the Company or create undesirable obligations to the donor. This is not intended to prohibit the exchange of reciprocal courtesies of the same appropriate reasonable and customary value between Company employees and their personal friends.

In the event any officer or employee of the Company is offered, receives or anticipates receiving something of greater value from a customer or other business relationship, beyond what is considered to be of reasonable and customary value and in the normal course of conducting business, the officer or employee should disclose any such offer or receipt to the Director of Human Resources of the Company who will advise the employee of the proper course to follow. Written reports of such disclosures will be compiled and kept on file for review by appropriate authorities.

16.	It is expected that Association employees will exercise prudent judgment in the interpretation of this guide and at all times will avoid any situation which might be subject to question.

INDIRECT CONFLICTS

17.	Investments and dealings prohibited to Charter officers and employees should be avoided by the members of the employee’s family who act on the information or advice of the employee. Such members include the employee’s spouse, the employee’s children and their spouses, brothers and sisters and their spouse’s, parents and parents-in-law. (See Statement of Company Policy Regarding Confidential Information and Stock and Securities Trading by Directors, Officers and Employees AND Statement of Company Policy Regarding Disclosure of Material Information.)

CORPORATE FUNDS

18.	No officer or employee of the Company should maintain or authorize the accumulation of Company funds that are not recorded on its books and records.

19.	No officer or employee may authorize disbursement to others from any such accumulated funds.

20.	Any Association liability to an individual or organization doing business with the Association should be satisfied only by submission of an appropriately detailed invoice to the Association and should not be netted against any funds accumulated for the Association or against any other indebtedness to the Association of such individuals or organizations doing business with the Association.

POLITICAL ACTIVITIES

21.	The Company belongs to several trade groups which sponsor political action committees to raise campaign funds from voluntary contributions. Officers and individuals are encouraged to be active in community governmental affairs.

22.	As a corporate entity, the Association will make no contributions or expenditure to or for the benefit, use or support of any political purpose (other than through the political action committees referenced in item 21 above.) The Association will not reimburse any person for such contribution or expenditure. The Association’s supplies, materials, stationery, postage, telephones, copy machines, offices, premises, office equipment, office furniture, vehicles and any Association property will not be made available to or used by any political party, candidate or political committee in connection with any campaign for an elective office.

23.	The Company may make loans in connection with political campaigns provided that such loans are made in the ordinary course of business and are in conformity with state and federal law and Company lending policy.

RELATIONSHIP WITH ASSOCIATION REGULATORS

24.	The Association will seek at all times to comply with applicable laws and regulations. When applicability or interpretation of such laws and regulations is unclear, advice of counsel will be sought.

25.	In order to merit the confidence of the public and those agencies who regulate the Association, there must be complete candor in dealings with the regulatory agencies. Each employee and officer must respond completely and accurately to all questions put to him or her by the regulatory agencies, the Company’s outside independent auditors, members of the internal audit division, any internal control review committee, or the Association’s counsel. No adverse data in response to any question should be concealed.

COMPLIANCE

26.	At such times as the Company deems it appropriate, each officer and the management employee in designated positions will be requested to complete a questionnaire concerning personal compliance with this policy and return it to the Company’s compliance officer. The compliance officer will prepare a brief report for the Board of Directors covering the receipt of the completed questionnaire and citing any problem areas disclosed therein.

27.	At any time, every officer and employee should feel free and is urged to present to the Company for determination any particular investment or relationship which he would like to have reviewed for compliance with the letter and spirit of this policy statement. Such inquiries should be addressed to the Director of Human Resources.